Exhibit 10.1

Execution Copy

Amendment to the Employee Matters Agreement

This Amendment to the Employee Matters Agreement (this “Amendment”) by and among Nutrition & Biosciences, Inc. (“Spinco”), DuPont de Nemours, Inc. (“Remainco”) and International Flavors & Fragrances Inc. (“RMT Partner” and, together with Spinco and Remainco, the “Parties”) dated as of January 22, 2021.

WHEREAS, the Parties entered into an Employee Matters Agreement dated as of December 15, 2019 (as it may be amended, the “EMA”);

WHEREAS, the Parties wish to amend certain provisions of the EMA and clarify the interpretation of certain provisions of the EMA, in each case as set forth in this Amendment;

NOW, THEREFORE, the Parties hereby agree as set forth below.

A.    GENERAL MATTERS

1.    Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the EMA.

2.    To the extent any of the provisions agreed to herein are in direct conflict with the EMA, the Parties agree the EMA shall be deemed amended thereby effective as of immediately prior to the Spinco Distribution.

3.    To the extent any of the provisions agreed to herein are not in direct conflict with the EMA, the Parties agree that the EMA is amended effective as of immediately prior to the Spinco Distribution to incorporate such provisions as binding interpretive and/or administrative provisions so as to enable the parties to give effect to the EMA.

4.    This Amendment embodies the entire agreement between the Parties with respect to the subject matter hereof, provided that the provisions of Article IV of the EMA shall apply hereto as if this Amendment were part of the EMA.

5.    Except as otherwise expressly provided in this Amendment, the EMA shall continue in full force and effect in accordance with its terms.

6.    This Amendment shall be effective as of immediately prior to the Spinco Distribution and shall cease to be of any force or effect if and when the Separation Agreement is terminated.

B.    NETHERLANDS PENSION MATTERS

WHEREAS, pursuant to the EMA, Spinco has agreed to Assume effective as of the Closing all rights and obligations under the Middelloonregeling voor de werknemers van Genencor International B.V. (OFP DuPont European Pension Fund, Netherlands) (the “Genencor NL Plan”);

WHEREAS, Spinco desires to Assume effective as of the Closing all rights and obligations attributable under the Middelloonregeling voor de werknemers van DuPont de Nemours (Nederland) B.V., DuPont Filaments Europe B.V., Solae Overseas B.V. (OFP DuPont European Pension Fund, Netherlands) (the “Solae NL Plan”) of those employees of Solae Overseas B.V. who participate in the Solae NL Plan as of the date hereof and who remain employed as of immediately before Closing by Spinco or an Affiliate thereof, the “In-Scope NL Employees”); and

WHEREAS, Spinco anticipates that, effective as of the Closing, it will maintain an arrangement (the “Successor Solae Plan”) to accommodate its Assumption of the Solae NL Plan benefits of the In-Scope NL Employees and that, from and after the Closing, unless and until further modified, the Successor Solae Plan benefits will be substantially similar to those provided under the Genencor NL Plan from time to time.

Accordingly, the Parties agree:

1.    Spinco will Assume effective as of the Closing all rights and obligations under the Genencor NL Plan notwithstanding any language in Section 1.06(c)(ii) of the EMA to the contrary.

2.    Spinco will Assume effective as of the Closing all rights and obligations of the In-Scope NL Employees under the Solae NL Plan notwithstanding any language in Section 1.06(c)(ii) of the EMA to the contrary.

3.    Spinco and Remainco were both entitled to conduct labor negotiations to the extent necessary to permit the Successor Solae Plan from and after the Closing, unless and until further modified, to provide benefits substantially similar to those provided under the Genencor NL Plan from time to time.

4.    Effective as of the Closing, Remainco shall cause the trust maintained in respect of the Successor Solae Plan to be credited with Assets in an amount equal to the total asset value assigned to the DuPont Netherlands section of the DuPont European Pension Fund OFP multiplied by a fraction, the numerator of which is the present value of the accrued benefits under the Solae Plan of the In-Scope NL Employees as of the Closing and the denominator of which is the present value of all accrued benefits held in the DuPont Netherlands section of the DuPont European Pension Fund OFP as of the Closing, both calculated in accordance with the applicable financing plan of the DuPont European Pension Fund OFP in effect as of the Closing (the “Solae Pension Assets”).

5.    For purposes of determining the Pension Funding Amount, the Pension Liabilities attributable to the In-Scope NL Employees under the Solae NL Plan (and as applicable the Successor Solae Plan) (the “Solae Pension Liabilities”) shall be deemed to equal the Solae Pension Assets (such that the Solae NL Plan (and Successor Solae Plan) shall result in neither an increase nor decrease in the Pension Funding Amount). Notwithstanding the foregoing, Remainco shall deliver to Spinco, at or before the time the Pension Funding Statement is delivered to Spinco, a statement reflecting the Solae Pension Liabilities and Solae Pension Assets (together with information in a manner sufficient to demonstrate how it determined such amounts) in respect of the Solae NL Plan. Spinco shall have a period of not more than ninety (90) Business Days following delivery of such statement and supporting materials during which to review such statement and supporting materials and to notify Remainco if it believes the calculation of the Solae Pension Liabilities and/or Solae Pension Assets contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of the EMA (as modified by this Amendment) or other otherwise violates applicable Law. Any such dispute shall be resolved pursuant to the processes and procedures set forth in Section 1.19(b) of the EMA (it being understood and agreed that, for the avoidance of doubt, no such dispute shall have any impact on the Pension Funding Amount true-up contemplated by Section 1.19(c) of the EMA).

C.    GERMANY PENSION MATTERS

WHEREAS, the EMA provides that, in respect of Germany, Remainco shall Assume effective as of Closing the defined benefit pension Liabilities attributable to Former Spinco Business Employees, exclusive of such Liabilities under the Versorgungsordnung der Pfizer GmbH (the Liabilities to be so Assumed, the “German Former Employee Pension Liabilities”);

WHEREAS, DDP Specialty Products Germany GmbH & Co. KG and DSP Germany GmbH entered into a demerger agreement (Spaltungs- und Übernahmvertrag, as notarized November 17, 2020) to effect such Assumption (the “German Pension Demerger Agreement”) in respect of German Former Employee Pension Liabilities determined as of November 30, 2020 (defined in the German Pension Demerger Agreement as the “Inaktiven Versorgungsberechtigten”); and

WHEREAS, the Parties anticipate that, after November 30, 2020, and before the Closing, one or more employees of DDP Specialty Products Germany GmbH & Co. KG who are Spinco Employees may become Former Spinco Business Employees (the “Interim Retirees”).

Accordingly, the Parties agree that:

1.    For purposes of the EMA, it is intended that the Inaktiven Versorgungsberechtigten are the German Former Employee Pension Liabilities as of November 30, 2020, and the individuals identified in Annex 1 to the German Pension Demerger Agreement represent the entire and exclusive population in respect of whom such Liabilities are attributable. For the avoidance of doubt the Parties shall not construe the German Pension Demerger Agreement inconsistently with the foregoing. The Parties agree that if the individuals identified in Annex 1 to the German Pension Demerger Agreement do not in fact represent the entire and exclusive population in respect of whom the German Former Employee Pension Liabilities as of November 30, 2020 are attributable, then to the extent permitted by the German Pension Demerger Agreement and applicable Law, the Parties will use reasonable efforts and cooperate with one another in good faith to reform such Annex 1 to have it reflect the entire and exclusive population in respect of whom such German Former Employee Pension Liabilities are attributable. In any event, to the extent that the Inaktiven Versorgungsberechtigten are not in fact the German Former Employee Pension Liabilities as of November 30, 2020, except as provided in the immediately following paragraph 2, no change to the provisions of the EMA in respect of the Assumption of German Former Employee Pension Liabilities is intended and the provisions of Section 1.15(b) of the EMA shall apply. Remainco’s obligations under Section 1.15(b) of the EMA shall not be limited by any obligation of DDP Specialty Products Germany GmbH & Co. KG under the German Pension Demerger Agreement to immediately and completely inform DSP Germany GmbH about any circumstances that could potentially result in indemnification thereunder or to take all actions of defense against all asserted claims.

2.    The German Former Employee Pension Liabilities in respect of Interim Retirees shall not be Assumed by Remainco and the EMA shall be construed as if Spinco had agreed to Assume such Liabilities as of Closing such that, among other things, such Liabilities (and any attributable Assets) shall be taken into account for purposes of, and shall be subject to, Section 1.19 of the EMA (Pension Adjustment).

3.    Except where prohibited by applicable Law, Remainco agrees to provide, as soon as practicable following the date hereof, Spinco with all information and support reasonably necessary for Spinco to administer the benefits contemplated hereunder to the extent such information is not already under Spinco’s control.

D.    SOUTH KOREA PENSION MATTERS

WHEREAS, the EMA provides that, in respect of South Korea, Spinco shall Assume effective as of Closing the defined benefit pension Liabilities attributable to Spinco Employees; and

WHEREAS, the Parties have determined that the portion of the benefit plan (the “Korea DB Plan”) giving rise to such Liabilities shall not be so Assumed and instead shall be contributed to a defined contribution plan (the “Korea DC Plan”) effective as of the Closing Date on the terms and conditions described herein.

Accordingly, the Parties agree that:

1.    Effective as of the Closing, RMT Partner shall cause Spinco to establish or maintain a Korea DC Plan consistent with the terms of the consents provided by the affected employees.

2.    Other than the Assets attributable to the Korea DB Plan as of the Closing, no other Assets shall be transferred in respect of the Korea DB Plan, in favor of the Korea DC Plan or otherwise.

3.    For purposes of Section 1.03(a)(iv) of the EMA, the Korea DC Plan as in effect upon Closing shall be deemed to have been in effect immediately before Closing but without regard to any one-time special contributions upon establishment of the Korea DC Plan.

4.    Neither the Korea DB Plan nor the Korea DC Plan (nor any Assets attributable to either) shall be included in the Pension Funding Statement or the calculation of the Pension Funding Amount. Remainco shall deliver to Spinco, at or before the time the Pension Funding Statement is delivered to Spinco, a statement reflecting the Assets and Liabilities in respect of the Korea DB Plan that are assumed by, or transferred to, the Korea DC Plan (together with information in a manner sufficient to demonstrate how it determined such amounts). Spinco shall have a period of not more than ninety (90) Business Days following delivery of such statement and supporting materials during which to review such statement and supporting materials and to notify Remainco if it believes the calculation of such Assets and Liabilities contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of the EMA (as modified by this Amendment) or other otherwise violate applicable Law. Any such dispute shall be resolved pursuant to the processes and procedures set forth in Section 1.19(b) of the EMA (it being understood and agreed that, for the avoidance of doubt, no such dispute shall have any impact on the Pension Funding Amount true-up contemplated by Section 1.19(c) of the EMA).

E.    JAPAN PENSION MATTERS

WHEREAS, the EMA provides that, in respect of Japan, Spinco shall Assume effective as of Closing the defined benefit pension Liabilities attributable to Spinco Employees; and

WHEREAS, the Parties have determined that the portion of such funded (but not book reserve cash balance) defined benefit pension plan (the “Japan DB Plan”) giving rise to such Liabilities shall not be so Assumed and instead shall be contributed to a defined contribution plan (the “Japan DC Plan”) effective as of the Closing Date on the terms and conditions described herein.

Accordingly, the Parties agree that:

1.    Effective as of the Closing, RMT Partner shall cause Spinco to establish or maintain a Japan DC Plan consistent with the terms of the consents provided by the affected employees.

2.    For purposes of Section 1.03(a)(iv) of the EMA, the Japan DC Plan as in effect upon Closing shall be deemed to have been in effect immediately before Closing.

3.    For the avoidance of doubt, the determinations required under Section 1.19(a) of the EMA shall be made after taking the transactions contemplated by this Item E into account.

F.    CERTAIN PENSION PLAN ASSUMPTIONS

WHEREAS, the Parties wish to clarify the identity of certain defined benefit plans that will be assumed by Spinco in their entirety.

Accordingly, the Parties agree that, as reflected in Schedule 1.06(c)(i) to the EMA, the following defined benefit plans (including all Liabilities and any attributable Assets in respect thereof) will be Assumed by Spinco in their entirety effective as of the Closing, notwithstanding any language in Section 1.06(c)(ii) of the EMA to the contrary: (i) Pensionreglement De Gistfabriek OFP (Genencor Belgium); (ii) Pensionreglement van Danisco Zaandam B.V. (Zwitserleven, Netherlands); and (iii) Danisco (UK) Limited Pension Fund.

G.    CERTAIN FORMER EMPLOYEE PENSIONS

WHEREAS, the Parties agreed in Section 1.06(c)(iii)(A) of the EMA that Remainco would Assume all Liabilities and any attributable Assets in respect of Former Spinco Business Employees under defined benefit pension plans in, among other jurisdictions, Germany;

WHEREAS, as part of its action to effect the Separation, Remainco has caused a member of the Spinco Group to assume sponsorship of the defined benefit pension plans in Germany identified in Parts A and B of Schedule 1.06(c)(i) to the EMA (such plans, the “German Plans” and the date of such assumption, the “Go-Live Date”) in respect of individuals who were Spinco Employees as of the Go-Live Date (such Spinco Employees, the “German Participants”);

WHEREAS, German Participants who became or become Former Spinco Business Employees on or following the Go-Live Date and before the Closing Date will continue participation in the German Plans.

Accordingly, the Parties agree that, except in respect of Interim Retirees described in Item C above, who shall be subject to the provisions thereof, notwithstanding the provisions of Section 1.06(c)(iii)(A) of the EMA neither the Liabilities under the German Plans in respect of German Participants nor any attributable Assets shall be Assumed by Remainco and the EMA shall be construed as if Spinco had agreed to Assume such Liabilities as of Closing such that, among other things, such Liabilities (and any attributable Assets) shall be taken into account for purposes of, and shall be subject to, Section 1.19 of the EMA (Pension Adjustment).

H.    WORKERS’ COMPENSATION

WHEREAS, pursuant to the EMA, Spinco has agreed to Assume effective as of the Closing all Liabilities related to claims for workers’ compensation benefits and coverage which are incurred within the United States prior to the Spinco Distribution Date by Spinco Employees (the “Spinco Employee Pre-Closing WC Claims”);

WHEREAS, Remainco currently utilizes a professional third party administrator to administer its workers compensation claims including that of Spinco;

WHEREAS, pursuant to the EMA, Spinco has agreed to be responsible for the administration of all Spinco Employee Pre-Closing WC Claims, or, if Spinco is unable to Assume any such Liability or the administration of any such claim because of applicable Law or Contract, Remainco, or the applicable member of the Remainco Group, has agreed to administer and/or discharge such Liabilities, as applicable, and Spinco or a member of the Spinco Group has agreed to reimburse Remainco, or the applicable member of the Remainco Group, for all such Liabilities;

WHEREAS, the Parties have determined that Spinco is legally unable to Assume the Liability for and administration of the Spinco Employee Pre-Closing WC Claims; and

WHEREAS, the Parties wish to provide for the terms and conditions on which Remainco shall cause the administration of, and Spinco will reimburse Remainco for Liabilities incurred in respect of, Spinco Employee Pre-Closing WC Claims.

Accordingly, the Parties agree that:

1.    Definitions. For purposes of this paragraph H:

(a)    “Claim Costs” shall mean all reasonable and documented out-of-pocket costs and expenses (including but not limited to any benefit payments, allocable administrative costs and reasonable and documented attorneys’ fees and costs of the type customarily incurred by Remainco in the ordinary course of business consistent with its administration of workers compensation claims for Remainco employees) incurred by Remainco or any member of the Remainco Group in connection with the Spinco Employee Pre-Closing WC Claims.

(b)    “Remainco” as used in paragraph 2 below shall refer to Remainco or any member of the Remainco Group that Remainco in its discretion shall identify from time to time to discharge the obligations imposed, or to be the subject of the rights conferred, upon Remainco in such paragraph 2.

2.    Claim Administration; Approvals.

(a)    Effective from and after the Effective Time, Remainco shall administer and discharge all Spinco Employee Pre-Closing WC Claims, including without limitation the performance of all governmental reporting and compliance-related activities, in the ordinary course consistent with past practice.

(b)     As a condition to reimbursement pursuant to paragraph 3 below, for any Claim Costs attributable to any Spinco Employee Pre-Closing WC Claim to the extent in excess of $100,000 for a calendar quarter, Remainco shall provide notice to RMT Partner and a reasonable opportunity to ask questions, reasonably request information, and provide comment.

(A)    In support of any such notice, Remainco shall provide Spinco with: (I) the case number and employee name; (II) cost amount; and (III) a summary explanation of the Claim Cost.

(B)    If it wishes to do so, Spinco shall respond to any such notice within five (5) Business Days of receiving the notice and shall be permitted to request that Remainco use commercially reasonable efforts to keep Spinco apprised of the status of such claim and to consult in the ongoing administration of such claim (such participation not to be unreasonably burdensome, withheld or delayed), in which case Remainco shall, in consultation with Spinco, proceed to administer the claim.

(C)    If Spinco fails to respond in a timely manner, then Remainco may proceed to administer the claim in its reasonable discretion.

3.    Reimbursement.

(a)    Spinco shall reimburse Remainco for all Claim Costs in accordance with this paragraph 3.

(b)    On a quarterly basis (or, at Remainco’s discretion in respect of any Spinco Employee Pre-Closing WC Claim that is settled, at any earlier time following such settlement), Remainco shall present an invoice to Spinco that sets forth all outstanding Claim Costs by reference to case number and employee name.

(c)    Any amount to be reimbursed by Spinco pursuant to this paragraph 3 shall be made available to Remainco within thirty (30) days after presentation of an invoice in accordance with paragraph 3(b) above.

4.    Exclusive Treatment. Subject to paragraph 2 of Item A (“GENERAL MATTERS”) above, the provisions of this Item H shall be the exclusive means by which the Parties discharge obligations under Section 2.05 of the EMA.

I.    EMPLOYMENT CLAIMS

WHEREAS, Employee Liabilities, including Liabilities in connection with labor or employment-related Actions, are allocated to Remainco and Spinco in accordance with Section 1.02 of the EMA; and

WHEREAS, depending on the particular Action, it may not be practicable or possible for the Party who has Assumed Employee Liabilities arising out of such Action or one or more members of its Group (the “Responsible Party”) to remain or become the exclusive named defendant or defendants in such Action.

Accordingly, the Parties agree that:

1.    Except as provided in paragraph 3 below, in respect of labor or employment-related Actions where the Responsible Party is not the Party (or a member of its Group) that has assumed Liability for the Action under the EMA (“Implicated Actions”), the Parties, or respective members of their Groups in jurisdictions where applicable Implicated Actions are pending, will jointly determine on a case by case basis whether it is permissible and practicable for the Responsible Party to become the named defendant or defendants in the Implicated Action and, if so, take reasonable steps to substitute the named defendant or defendants.

2.    Except as provided in paragraph 3 below, if applicable Law or the opposing party does not permit the Responsible Party to become the named defendant or defendants in an Implicated Action or if the Parties are unable to agree whether it is permissible and practicable for the Responsible Party to become the named defendant or defendants in an Implicated Action or are unable to unilaterally complete the actions to make such change, the provisions of Article VII of the Separation Agreement shall apply in respect of the Implicated Action.

3.    Employment-related Actions maintained in the United States or Brazil by STD/LTD Employees against a member of the Spinco Group shall be administered pursuant to the provisions of Article VII of the Separation Agreement on the basis that Remainco is the “Indemnifying Party” and Spinco is the “Indemnitee” within the meaning of Section 7.4 of the Separation Agreement, unless and until the STD/LTD Employee shall have returned to employment in accordance with Section 1.01(d) of the EMA before resolution of the Action, at which time Spinco shall Assume all rights, duties and Liabilities in respect of such Action as a Spinco Employee Liability in accordance with the proviso at the end of the third sentence of Section 1.01(d) of the EMA.

J.    VACATION CASHOUT

WHEREAS, Section 1.07(b) of the EMA provides that, where required by applicable Law or a Spinco Labor Agreement, Remainco or a member of the Remainco Group shall pay out earned but unused vacation benefits to each Spinco Employee entitled to be paid such benefits by reason of the occurrence of the Spinco Distribution or the Merger (“Required Vacation Payments”) as soon as practicable following the Spinco Distribution Date, subject to reimbursement by Spinco for the amount of any such Required Vacation Payments;

WHEREAS, Section 2.01 of the EMA provides that Remainco pay out all U.S. Grandfathered Time to each Spinco Employee in the U.S. as soon as practicable following the Spinco Distribution; and

WHEREAS, as of the Spinco Distribution Date, the Spinco Employees will be employed by and on the payroll of Spinco or a member of its Group.

Accordingly, the Parties agree that

(i)

Remainco will, as soon as practicable but in no event any later than ten (10) Business Days prior to when any payment contemplated by clause (ii) hereof, provide to Spinco a statement (the “Vacation Statement”) setting forth all information (including, without limitation, the Spinco Employees to whom such payments are required to be made, the amount of the required payment and, as applicable, the date by which such payment is required to be made under applicable Law or Spinco Labor Agreement (the “Required Payment Date”)) necessary to properly and timely make any Required Vacation Payments and U.S. Grandfathered Time, and

(ii)

any Required Vacation Payments that have not been paid prior to the Spinco Distribution Date and any U.S. Grandfathered Time shall be paid to the applicable Spinco Employees by Spinco by the Required Payment Date or, if there is no Required Payment Date, as soon as practicable following the Spinco Distribution in full satisfaction of the Parties’ obligations under Sections 1.07(b) and 2.01 of the EMA; provided, however, that the foregoing notwithstanding, Remainco shall indemnify Spinco for any Liability incurred by Spinco as a result of

(x)

the failure to make any payment due under Section 1.07(b) or 2.01 of the EMA by the date required under applicable Law or Spinco Labor Agreement to the extent such failure occurred prior to the Closing Date, or

(y)	any error in the Vacation Statement.

K.    CORPORATE/FUNCTIONAL EMPLOYEES

WHEREAS, Section 1.01(a)(ii) of the EMA provides that individuals identified, through a process mutually agreed by the Parties for talent selection, to fill shared corporate or functional department roles set forth on Schedule 1.01(a)(ii) shall be Spinco Employees; and

WHEREAS, Remainco and RMT Partner have had meetings and communications regarding the talent selection process and have considered the number and type of corporate and functional roles.

Accordingly, the Parties agree that (i) approximately 1,059 employees in shared corporate and functional department roles (less any voluntary departures or other terminations of such employees, to the extent not restricted by Section 8.2(b)(xii) of the Merger Agreement, between January 11, 2021 and the Closing Date) are designated as Spinco Employees (not the estimated 1,458 employees in shared corporate and functional department roles set forth on Schedule 1.01(a)(ii) to the EMA), and (ii) such final number of employees in shared corporate and functional department roles designated as Spinco Employees shall be reflected on the final census of Spinco Employees made available by Remainco in accordance with Section 1.01(a) of the EMA.

L.    CERTAIN REIMBURSEMENTS

WHEREAS, Section 1.15(b) of the EMA acknowledges that in certain circumstances a Party may incur a Liability that it has not Assumed pursuant to the EMA and that, in such circumstances, the Parties shall promptly reimburse one another as further described in such Section 1.15(b); and

WHEREAS, the Parties wish to agree upon how payment in respect of certain such Liabilities shall be made and how such reimbursement shall be effected, as further described below in this Item K.

Accordingly, the Parties agree that:

1.    Spinco shall pay (or cause one of its Affiliates to pay) any amounts described in the first sentence of Section 1.06(e) of the EMA that first become payable on or after the Closing Date, and Remainco shall reimburse Spinco therefor in accordance with Section 1.15(b) of the EMA.

2.    Remainco shall make (or cause one of its Affiliates to make) payment in respect of claims under Remainco’s U.S. welfare benefit plans described in Section 1.11(a) of the EMA, and Spinco shall reimburse Remainco therefor in accordance with Section 1.15(b) of the EMA.

M.    NON-CONSENTING EMPLOYEE SEVERANCE

WHEREAS, Section 1.08(b) of the EMA obligates Remainco to Assume certain severance obligations subject to reimbursement by Spinco in certain circumstances; and

WHEREAS, the Parties desire to agree on a limited amendment to Section 1.08(b).

Accordingly, the Parties agree that the reference in Section 1.08(b)(ii) of the EMA to “three (3) months” shall be deemed a reference to “eight (8) months” in respect of any Non-Consenting Employee where the amount of severance payable to the Non-Consenting Employee is less if the Non-Consenting Employee’s employment is terminated between three (3) months to eight (8) months following the Closing Date.

N.    CERTAIN OTHER SEVERANCE

WHEREAS, Spinco is obligated under the EMA to Assume, and as applicable reimburse Remainco in full for, severance payable to Former Spinco Employees after the Closing in respect of a termination of employment before the Closing to the extent such severance is not described in Section 1.08(b) of the EMA; and

WHEREAS, Remainco may determine in certain circumstances, for administrative convenience of Spinco or otherwise, to pay before the Closing severance amounts described in the preceding recital.

Accordingly, the Parties wish to expressly acknowledge that, to the extent Remainco pays such severance before the Closing, it shall remain subject to reimbursement by Spinco after the Closing; provided that in each such case, the amount of severance Remainco pays prior to the Closing does not exceed the amount that would have been required to have been paid had such severance been paid following the Closing, as contemplated by the EMA.

O.    U.S. CARES ACT PAYROLL TAX DEFERRALS

WHEREAS, certain members of the Remainco Group and Spinco Group, respectively, have delayed the payment of employer payroll taxes as permitted under Section 2302 of the U.S. CARES Act; and

WHEREAS, the obligation to make deferred payment of such taxes in respect of Spinco Employees or Former Spinco Business Employees is a Spinco Employee Liability (the “Spinco Deferred Payroll Liability”) and the obligation of any member of the Remainco Group or Spinco Group to make deferred payment of such tax in respect of any other individual is a Remainco Employee Liability the (“Remainco Deferred Payroll Liability”).

Accordingly, the Parties agree that:

1.    Not more than forty-five (45) days after Remainco provides to RMT Partner proof of payment to the Internal Revenue Service of a Spinco Deferred Payroll Liability along with supporting documentation that reasonably demonstrates the amount of the Spinco Deferred Payroll Liability, RMT Partner shall cause Spinco to reimburse Remainco such amount.

2.    Not more than forty-five (45) days after Spinco provides to Remainco proof of payment to the Internal Revenue Service of a Remainco Deferred Payroll Liability along with supporting documentation that reasonably demonstrates the amount of the Remainco Deferred Payroll Liability, Remainco shall reimburse Spinco such amount.

3.    Any demonstration of payment of a Remainco Deferred Payroll Liability or Spinco Deferred Payroll Liability, as the case may be, must be made not later than March 31, 2022 in the case of amounts owing the Internal Revenue Service on or before December 31, 2021, and not later than March 31, 2023 in the case of amounts owing the Internal Revenue Service on or before December 31, 2022.

4.    From and after the Closing, no Party shall assert that any obligation to make deferred payment of employer payroll taxes as permitted under Section 2302 of the U.S. CARES Act is subject to reimbursement among the Parties other than to the extent provided in the foregoing provisions of this Item O.

P.    CERTAIN STOCK OPTION HOLDERS

WHEREAS, Section 1.10(f)(ii) of the EMA provides that Spinco shall take commercially reasonable efforts to inform Remainco of a termination of employment that occurs before March 1, 2021, of certain Spinco Employees who hold Conversion Equity Awards (the “Schedule 1.10(f)(ii) Employees”); and

WHEREAS, the Parties wish to provide that such employment termination information will be provided in respect of any employment termination that occurs after February 28, 2021 and on or before January 1, 2029, in respect of those Schedule 1.10(f)(ii) Employees identified on Schedule A hereto by current employee identification number.

Accordingly, the Parties agree that Spinco shall take commercially reasonable efforts to inform Remainco of a termination of employment that occurs after February 28, 2021, and before January 1, 2029, of any Schedule 1.10(f)(ii) Employee identified on Schedule A hereto.

Q.    WARN LIST

WHEREAS, Section 2.06 of the EMA requires Remainco to provide the WARN List, including the name and site of employment of certain U.S. employees who have experienced an employment loss or layoff as defined by the WARN Act within ninety (90) days prior to the Closing Date;

WHEREAS, to preserve individual privacy, and because it is not necessary for RMT Partner or Spinco to receive the names (as opposed to employee identification numbers) of individuals who have experienced an employment loss or layoff under WARN, Remainco believes it would be prudent to provide employee identification numbers in lieu of individual names on the WARN List; and

WHEREAS, for administrative convenience Remainco has requested an additional five (5) Business Days within which to deliver the WARN List.

Accordingly, the Parties agree that Remainco shall provide employee identification numbers in lieu of employee names on the WARN List and that, notwithstanding anything in Section 2.06 of the EMA to contrary, Remainco shall deliver such WARN List to Spinco no later than five (5) Business Days following the Closing Date. For the avoidance of doubt, the Parties agree that the WARN List will also contain applicable sites of employment in accordance with Section 2.06 of the EMA.

R.    Non-Consenting Employee Severance List

WHEREAS, Section 1.13(b) of the EMA provides for certain restrictions on RMT Partner and Spinco in respect of the solicitation and hiring of Non-Consenting Employees; and

WHEREAS, in order for RMT Partner and Spinco to comply with their obligation not to hire, within the first twelve (12) months of the Non-Solicitation Period, any Non-Consenting Employee described in Section 1.13(b)(i)(B) of the EMA, the Parties agree that Remainco shall provide to Spinco and RMT Partner a running list of such Non-Consenting Employees.

Accordingly, the Parties agree that the final census made available by Remainco in accordance with Section 1.01(a) of the EMA shall include a written list of the names of each Non-Consenting Employee described in Section 1.13(b)(1)(B) of the EMA and Remainco shall promptly provide Spinco and RMT Partner with an updated list as and to the extent any additional Non-Consenting Employee described in Section 1.13(b)(1)(B) of the EMA is identified.

S.    LTI Information for Census

WHEREAS, pursuant to Section 1.01(a) of the EMA, Remainco is required to provide Spinco and RMT Partner with a final census that includes, among other things, the target long-term incentive opportunity for 2020 with respect to each Spinco Employee (the “LTI Information”); and

WHEREAS, Remainco previously provided such LTI Information in the HR Master data files previously provided to RMT Partner and has requested that Remainco not be required to duplicate such LTI Information on the final census to be provided by Remainco in accordance with Section 1.01(a) of the EMA.

Accordingly, the Parties hereby agree that Remainco is permitted to provide the LTI Information in a written format separate and apart from the census contemplated by Section 1.01(a) of the EMA, and the LTI Information included in the HR Master data files previously provided to RMT Partner satisfies such obligation; it being understood and agreed that Remainco shall continue to have such rights, obligations and Liabilities in respect of the accuracy of the LTI Information included in such HR Master data files as if such information had been provided pursuant to the census contemplated by Section 1.01(a) of the EMA as originally contemplated therein.

T.    Rabbi Trust

WHEREAS, Section 2.04 of the EMA requires Spinco or RMT Partner to establish the New Rabbi Trust and requires Remainco to direct the trustee of the Existing Rabbi Trust to Transfer certain Assets in-kind to the trustee of the New Rabbi Trust; and

WHEREAS, the Parties have determined that such Transfer should be made in cash or cash equivalents rather than in-kind.

Accordingly, the Parties hereby agree that such Transfer of Assets shall be made in cash or cash equivalents rather than in-kind and otherwise in accordance with Section 2.04 of the EMA.

* * *

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Lori Koch
Name:	Lori D. Koch
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment to the Employee Matters Agreement]

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Lori Koch
Name:	Lori D. Koch
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment to the Employee Matters Agreement]

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Rustom Jilla
Name:	Rustom Jilla
Title:	Chief Financial Officer

[Signature Page to Amendment to the Employee Matters Agreement]